Exhibit 10.15

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (this “Sixth Amendment”) is dated August 10, 2016 (“Sixth Amendment Effective Date”), by and between BIG DOG HOLDINGS LLC, a Delaware limited liability company (as successor in interest to 650 TOWNSEND ASSOCIATES LLC, a Delaware limited liability company) (“Landlord”), and IRHYTHM TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Pursuant to that certain Office Lease dated as of April 30, 2008 (the “Original Lease”), as amended by each of (i) the First Amendment to Lease dated as of February 26, 2010 (the “First Amendment”), (ii) the Second Amendment to Lease dated as of December 19, 2011 (the “Second Amendment”, (iii) the Third Amendment to Lease dated as of January 8, 2014, (the “Third Amendment”), and Fourth Amendment to Lease dated as of April 22, 2015 (“Fourth Amendment”), and (iv) the Fifth Amendment to Lease dated as of December 1, 2015, collectively with the Original Lease (the “Existing Lease”), Tenant currently leases certain premises containing approximately 11,064 square feet of rentable area located on the third floor, commonly referred to as Suite 380 and approximately 5,579 square feet of rentable area located on the third floor, commonly referred to as Suites 345 (3,854 square feet) and 346 (1,725 square feet) (the “Premises”), in the building located at 650 Townsend Street, San Francisco, California (the “Building”).

B.	The current expiration date of the Existing Lease is December 31, 2016 (“Existing Lease Expiration Date”). Tenant wishes to terminate the Existing Lease pursuant to Section 6 below (“Revised Existing Lease Expiration Date”) pursuant to the terms of a separate lease with Landlord entered into concurrently herewith (“Suite 500 Premises Lease”).

C.	Tenant wishes to lease the premises commonly known as “Suite 500” (“Suite 500 Premises”).

D.	The Basic Lease Terms are attached hereto as Exhibit A.

E.	Landlord and Tenant now desire to amend the Existing Lease to set forth the terms and conditions which will govern Tenant’s lease of the Premises through the Revised Existing Lease Expiration Date. The Existing Lease, as amended by this Sixth Amendment, is referred to herein as the “Lease”.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Use of Defined Terms; Recitals; Exhibits; Effective Date; Definitions. Unless otherwise defined herein or unless the context clearly requires otherwise, all capitalized terms used herein shall have the defined meanings ascribed to them in the Existing Lease. In the event of any conflict between the terms of the Existing Lease and the terms of this Sixth Amendment, the terms (including, without limitation, any definitions) set forth in this Sixth Amendment shall supersede and control.

2. Recitals. The recitals set forth above are incorporated herein and made a part of this Sixth Amendment to the same extent as if set forth herein in full.

3. Exhibits. The exhibits attached hereto are incorporated herein and made a part of this Sixth Amendment. Unless otherwise defined herein or unless the context clearly requires otherwise, all capitalized terms used in the exhibits attached hereto shall have the defined meanings ascribed to them in this Sixth Amendment.

4. Effective Date. Unless otherwise specifically provided herein, the provisions of this Sixth Amendment shall be effective as of the Sixth Amendment Effective Date listed above.

5. Basic Lease Information-Extended Term. The Basic Lease Information which applies to the Premises through the Revised Existing Lease Expiration Date is attached as Exhibit A to this Sixth Amendment. This Basic Lease Information document shall serve as the operative summary of the principal terms of the Lease, as amended by this Sixth Amendment, which shall apply starting on the Sixth Amendment Effective Date through the Revised Existing Lease Expiration Date. “Landlord’s Early Termination Option” and any relocation right under the Existing Lease shall be of no further force and effect.

6. Subject to Tenant’s right to continue to occupy the Premises for thirty (30) days as provided in Section 7 below, the Existing Lease will expire upon the commencement date of the Suite 500 Premises Lease, “Commencement Date”. Tenant will be obligated to surrender the Premises in the condition required under the Existing Lease; provided, however, Tenant’s obligation to surrender the Premises shall be met if it surrenders the Premises in vacant, broom clean condition, with all Tenant data cabling removed, and otherwise in the condition as of the Sixth Amendment Effective Date. However, in the event Landlord fails to deliver the Suite 500 Premises by December 31, 2016 and Tenant exercises its termination right in the Suite 500 Premises Lease as a result thereof, the Expiration Date of the Existing Lease will be extended through June 30, 2017. Within ten (10) days after Landlord’s request, Tenant shall execute and deliver to Landlord a Confirmation of Amendment Dates in the form of Exhibit B attached hereto.

7.	Holding Over.

7.1 Waiver. Landlord waives Tenant’s obligations under Section 25 (“Holding Over”) for a period of thirty (30) days.

7.2 Base Rent. The Base Rent for the Premises will be abated as of the Commencement Date, and Tenant will pay rent for the Suite 500 Premises beginning on the Commencement Date.

7.3 Failure to Vacate; Consequences. If Tenant fails to vacate the Premises within thirty (30) days of the Commencement Date, Tenant will be obligated to pay both the Base Rent, as it may be increased, and to be determined by Landlord in good faith, under Section 25(i)(A) or (B), in addition to the rent for the Suite 500 Premises.

8. Brokers. Landlord and Tenant each represent and warrant to the other that, except for Colliers International, representing Landlord exclusively, and Newmark Cornish & Carey (collectively, the “Broker”), they have not made any agreement or taken any action which may cause anyone, other than Broker, to become entitled to a commission as a result of the transactions contemplated by this Sixth Amendment, and each will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any such third person by reason of such party’s breach of their representation or warranty contained in this Section 8. Landlord, at its sole cost and expense, will pay any commission which may be due Broker pursuant to its separate agreement with Broker.

9. Tenant’s Representations. Tenant hereby represents and warrants to Landlord that as of the Effective Date: (a) all of Tenant’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Tenant is presently in possession of the Premises and has paid (and continues to pay) all Rent and any other charges or sums due under the Lease as the same become due and payable; (d) the Lease has not been modified, supplemented or amended in any way, except as may be set forth in this Sixth Amendment; (e) Tenant is not aware of any actionable defenses, claims or set-offs under the Lease against rents or charges due or to become due thereunder; and (f) this Sixth Amendment has been duly authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof.

10. Landlord Representations. Landlord hereby represents and warrants to Tenant that as of the Effective Date: (a) all of Landlord’s estate, right, title and interest in and to the Lease is free and clear of assignments, sublettings, liens and encumbrances; (b) the Lease is in full force and effect; (c) Landlord has all required rights, title and interest in the Building in order to fulfill its obligations hereunder; (d) the Lease has not been modified, supplemented or amended in any way, except as may be set forth in this Sixth Amendment; (e) this Sixth Amendment has been duly authorized, executed and delivered by and on behalf of Landlord and constitutes the valid and binding agreement of Landlord in accordance with the terms hereof.

11.	Miscellaneous

11.1 Except as modified by this Sixth Amendment, all of the terms, conditions and provisions of the Existing Lease shall remain in full force and effect and are hereby ratified and confirmed. The Lease, as amended by this Sixth Amendment, may be amended only by an agreement in writing, signed by the parties hereto. This Sixth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

11.2 Whether or not specifically amended by this Sixth Amendment, all of the terms and provisions of the Existing Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Sixth Amendment.

11.3 The submission of this Sixth Amendment to Tenant for examination or execution does not create an option or constitute an offer to Tenant to amend the Existing Lease on the terms and conditions contained herein, and this Sixth Amendment shall not become effective as an amendment to the Existing Lease unless and until the Effective Date occurs.

11.4 This Sixth Amendment contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof. It is understood that there are no oral agreements between Landlord and Tenant affecting the Lease as hereby amended, and this Sixth Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter thereof, and none shall be used to interpret or construe the Lease. Tenant acknowledges that all prior communications from Landlord or its agents are not and were not, and shall not be construed to be, representations or warranties of Landlord or its agents as to the matters communicated, and have not and will not be relied upon by Tenant.

11.5 This Sixth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same agreement. This Sixth Amendment may be executed by a party’s signature transmitted by facsimile (“fax”) or by electronic mail in portable document format (“pdf”), and copies of this Sixth Amendment executed and delivered by means of faxed or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon faxed or pdf signatures as if such signatures were originals. Any party executing and delivering this Sixth Amendment by fax or pdf shall promptly thereafter deliver a counterpart of this Sixth Amendment containing said party’s original signature. All parties hereto agree that a faxed or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this Sixth Amendment as if it were an original signature page.

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Lease as of the Lease Date.

LANDLORD:

BIG DOG HOLDINGS LLC,

a Delaware limited liability company

By:	ZYNGA INC.,
a Delaware corporation
its sole member

By:	/s/ Michelle Quejado
Name:	Michelle Quejado
Title:	VP, Corporate Controller

TENANT:

IRHYTHM TECHNOLOGIES, INC.,

a Delaware corporation

By:	/s/ Matthew Garrett
Name:	Matthew Garrett
Title:	CFO

Exhibit A

BASIC LEASE INFORMATION

Suites 345, 346 and 380

(Sixth Amendment to Lease)

Date of Lease:	April 30, 2008

Date of Amendments:	First Amendment dated as of February 26, 2010 Second Amendment dated as of December 19, 2011 Third Amendment dated as of January 8, 2014 Fourth Amendment dated as of April 22, 2015 Fifth Amendment dated as of December 1, 2015
Sixth Amendment dated as of August 9, 2016

Landlord:	Big Dog Holdings LLC, a Delaware limited liability company

Tenant:	iRhythm Technologies, Inc., a Delaware corporation

Premises:

All Suites are located on the third floor Rentable area is approximately as follows:

Suite 345 (3,854 square feet) and 346 (1,725 square feet) which total 5,579 square feet; and

Suite 380 (11,064 square feet).

Total rentable area for all Suites is 16,643 square feet.

Term:	Commencing on Sixth Amendment Effective Date and expiring on the Revised Existing Lease Expiration Date.

Sixth Amendment Effective Date:	August 10, 2016

Revised Existing Lease Expiration Date: Pursuant to Section 6

Base Rent:	Monthly Base Rent Payment (based on the annual rate of $68 per rentable square foot of the Premises, net of electrical and janitorial): $94,310.33

Base Year and Tenant’s Percentage Share:	Base Year: Calendar year 2015; Tenant’s Percentage Share: 2.52%

Permitted Use:	General office, research, development and administrative and other office-related activities

Parking Spaces:	Two (2) unreserved parking spaces on the roof level of the Project parking garage; additional as available for a separate monthly fee through Landlord’s management company.

Security Deposit:	Suites 345 and 346: $27,895 (already paid) Suite 380: $146,169.99 (already paid)

Building Directory Spaces:	One (1) directory strip

Tenant’s Address:	650 Townsend Street, Suite 380 San Francisco, California 94103 Attention: Chief Financial Officer

Landlord’s Address:	c/o Cushman & Wakefield 650 Townsend Street, Suite 220 San Francisco, CA 94103

With a copy to:	c/o Zynga Inc. 699 Eighth Street San Francisco, CA 94103 Attn: VP, Finance

Landlord’s Address for Payments:	Zynga Inc. c/o Cushman & Wakefield PO Box 45257, Ext. 022 San Francisco, CA 94145